As filed with the Securities and Exchange Commission on May 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	64-0693170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Hancock Plaza, 2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

HANCOCK HOLDING COMPANY

2014 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Joy Lambert Phillips

General Counsel

One Hancock Plaza, 2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $3.33 par value	1,796,357	$33.49	$60,159,996	$7,749

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall be subject to adjustment to prevent dilution by reason of a stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, $3.33 par value, as reported on the NASDAQ Global Select Market on May 1, 2014.

INTRODUCTORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate 1,796,357 shares of common stock of Hancock Holding Company (the “Company” or the “Registrant”), which have been authorized and reserved for issuance under the Hancock Holding Company 2014 Long Term Incentive Plan (“2014 LTIP”). The maximum number of shares of the Company’s common stock with respect to which awards may be granted under the 2014 LTIP is equal to the sum of (i) 350,000 new shares, (ii) 1,446,357 shares remaining available for issuance under the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”) as of the effective date of the 2014 LTIP, and (iii) any shares of the Company’s common stock that are subject to outstanding awards under the 2005 Plan as of the effective date of the 2014 LTIP that are subsequently canceled, expired, forfeited or otherwise not issued or that are settled in cash.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2014 LTIP in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 28, 2014;

(2) The Company’s Current Reports on Form 8-K filed with the Commission on January 23, 2014, April 2, 2014, April 16, 2014 and April 21, 2014; and

(3) The description of the common stock of the Company contained in the Company’s Form 8-K12g3/A filed with the Commission on May 5, 2014.

In addition, all documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Company’s filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant filing with the Commission, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation and Bylaws provide for indemnification to the fullest extent allowed by law. Mississippi Code Ann. Section 79-4-8.50 et seq. provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and that he reasonably believed that conduct in his official capacity with the corporation was in the corporation’s best interests and that in other cases, his conduct was not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Mississippi Code Ann. Section 79-4-8.50 et seq. are not exclusive; however, a corporation may not indemnify any person who is adjudged liable to the corporation in an action by or in the right of the corporation or who is adjudged liable on the basis that a financial benefit was improperly received by him. A corporation has the power to obtain and maintain insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability. The Company’s Articles of Incorporation and Bylaws provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of the Company to the full extent permitted by Mississippi law. The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

5.1	Opinion of Jones Walker LLP as to the legality of the shares to be issued.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page attached hereto).

99.1	Hancock Holding Company 2014 Long Term Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed April 21, 2014 with the Commission and incorporated herein by reference).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, on this 5th day of May, 2014.

HANCOCK HOLDING COMPANY

By:	/s/ Carl J. Chaney
Carl J. Chaney
President, Chief Executive Officer and
Director

By:	/s/ John M. Hairston
John M. Hairston
Chief Executive Officer, Chief Operating
Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Carl J. Chaney and John M. Hairston, and each or either one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Hancock Holding Company 2014 Long Term Incentive Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl J. Chaney	President, Chief Executive Officer	May 5, 2014
Carl J. Chaney	and Director
(Principal Executive Officer)

/s/ John M. Hairston	Chief Executive Officer, Chief	May 5, 2014
John M. Hairston	Operating Officer and Director
(Principal Executive Officer)

/s/ Michael M. Achary	Chief Financial Officer	May 5, 2014
Michael M. Achary	(Principal Financial Officer and
Principal Accounting Officer)

/s/ James B. Estabrook, Jr.	Chairman and Director	May 5, 2014
James B. Estabrook, Jr.

/s/ Frank E. Bertucci	Director	May 5, 2014
Frank E. Bertucci

	Director	May , 2014
Hardy B. Fowler

	Director	May , 2014
Terence E. Hall

	Director	May , 2014
Randall W. Hanna

	Director	May , 2014
James H. Horne

/s/ Jerry L. Levens	Director	May 5, 2014
Jerry L. Levens

/s/ R. King Milling	Director	May 5, 2014
R. King Milling

/s/ Eric J. Nickelsen	Director	May 5, 2014
Eric J. Nickelsen

/s/ Thomas H. Olinde	Director	May 5, 2014
Thomas H. Olinde

/s/ Christine L. Pickering	Director	May 5, 2014
Christine L. Pickering

/s/ Robert W. Roseberry	Director	May 5, 2014
Robert W. Roseberry

/s/ Anthony J. Topazi	Director	May 5, 2014
Anthony J. Topazi

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Jones Walker LLP as to the legality of the shares to be issued.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page attached hereto).

99.1	Hancock Holding Company 2014 Long Term Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Form 8-K filed April 21, 2014 with the Commission and incorporated herein by reference).